Exhibit 3.28.1
FIRST AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP
OF AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P.
     This FIRST AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP OF AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P. (this “First Amendment”), is entered into as of October 16, 2007, by AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (“General Partner”), as the general partner, and AVIV HEALTHCARE, L.L.C., a Delaware limited liability company (“Limited Partner”), as the limited partner.
RECITALS:
     WHEREAS, Aviv Healthcare Properties Operating Partnership I, L.P. (the “Company”), was formed as a limited partnership under the laws of the State of Delaware on March 17, 2005;
     WHEREAS, the Company is governed by that certain agreement captioned “AGREEMENT OF LIMITED PARTNERSHIP OF AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P.,” made and entered into as of April 13, 2005 by General Partner and Limited Partner (the “Partnership Agreement”) (unless otherwise defined herein, all terms used in a capitalized manner herein shall have the meanings set forth in the Partnership Agreement);
     WHEREAS, General Partner and Limited Partner desire to amend the Partnership Agreement as hereinafter provided.
     NOW, THEREFORE, for and in consideration of the covenants and agreements herein made and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Section 5.1. Section 5.1 is hereby deleted and the following new Section 5.1 is hereby inserted in lieu thereof:
     “Section 5.1 Distributions of Available Cash Flow. Except as otherwise provided in Article 13 hereof, the General Partner shall make distributions of Available Cash to the Partners in accordance with their respective Percentage Interests on no less than a quarterly basis. All such distributions of Available Cash shall be deposited in Account Number 5800974668 maintained with LaSalle Bank National Association.
     2. Full Force and Effect. Except as expressly modified herein, the Partnership Agreement remains in full force and effect, and the parties hereby ratify and affirm the terms thereof.
     3. Governing Law. This First Amendment and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware (without regard to conflicts of laws).

     4. Counterparts. This First Amendment may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
     5. Conflict. If there is a conflict between a provision of this First Amendment and any provision of the Partnership Agreement or any other document or agreement governing the affairs of the Company, the provisions of this First Amendment shall control.
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     IN WITNESS WHEREOF, the undersigned have executed this First Amendment as of the date first set forth above.

GENERAL PARTNER:	Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership
	By:	Aviv Healthcare, L.L.C., a Delaware limited liability company
	Its:	General Partner

/s/ Zev Karkomi
By: Zev Karkomi
Its: Manager

/s/ Craig M. Bernfield
By: Craig M. Bernfield
Its: Manager

LIMITED PARTNER(S)	Aviv Healthcare, L.L.C., a Delaware limited liability company
/s/ Zev Karkomi
By: Zev Karkomi
Its: Manager

/s/ Craig M. Bernfield
By: Craig M. Bernfield
Its: Manager